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                                                                     EXHIBIT 5.1

                                STOEL RIVES LLP
                                   Attorneys
                           Standard Insurance Center
                        900 SW Fifth Avenue, Suite 2600
                          Portland, Oregon 97204-1268
                            Telephone (503) 224-3380
                               Fax (503) 220-2480


August 23, 2002

Pope & Talbot, Inc.
1500 S.W. First Avenue
Portland, Oregon 97201

Re:  Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Pope & Talbot, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the issuance of up to $60,000,000 aggregate principal amount of the Company's 8 3/8% Senior Notes due 2013 (the "Exchange Notes"). The Exchange Notes will be issued under an Indenture dated as of July 30, 2002 (the "Indenture") between the Company and J.P. Morgan Trust Company, National Association, as trustee (the "Trustee"). The Exchange Notes will be offered by the Company in exchange for up to $60,000,000 aggregate principal amount of its outstanding 8 3/8% Senior Notes due 2013 (the "Exchange Offer").

In connection with this opinion letter, we have examined the Indenture, which will be filed as an exhibit to the Registration Statement. In addition, we have examined the originals, or copies identified to our satisfaction, of the corporate records of the Company, certificates of public officials, certificates of the President and Chief Executive Officer and of the Vice President, Chief Financial Officer and Secretary of the Company, and agreements, instruments, and other documents we deemed necessary as the basis for the opinion expressed below.

In such examination, we have assumed each document examined by us is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine. In addition, for purposes of this opinion letter we have assumed the following:

         (i) the transactions contemplated by the Exchange Notes and the Indenture will be entered into by all of the parties thereto in good faith, and the conduct of all parties has conformed and will conform with all applicable express and implied covenants of good faith and fair dealing and the requirements of conscionability and commercial reasonableness applicable thereto;

         (ii) the Indenture is the valid and legally binding obligation of the Trustee; and

         (iii)    the Exchange Notes will be duly authenticated by the Trustee.

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Based on the foregoing, and subject to the qualifications and limitations stated
herein, we are of the opinion that, when the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and upon consummation of the Exchange Offer, the Exchange Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinion is subject to the effects of:

         (a) bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally;

         (b) general equitable principles (whether considered in a proceeding in equity or at law); and

         (c) public policy considerations that may limit the rights of parties to obtain certain remedies.

Our opinion is limited to the laws of the State of New York generally applicable to transactions of the type contemplated by the Registration Statement, the Federal laws of the United States, and the General Corporation Law of the State of Delaware.

This opinion letter and the opinions contained herein speak only as of the date set forth above. We have no obligation, and do not undertake, to advise you (or any third party) of changes of law or fact that occur after the date of this opinion letter, or of matters that may come to our attention subsequent to the date hereof, even though the change or matter may affect the legal analysis, a legal opinion or an informational confirmation in this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act or the rules or regulations promulgated by the Commission thereunder.

Very truly yours,

/S/ Stoel Rives LLP

STOEL RIVES LLP